Exhibit 23.1.c


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-97263 on Form S-3, Amendment No. 1 to Registration Statement No. 333-87190 on Form S-3, Registration Statement No. 333-98781 on Form S-8 and Registration Statement No. 33-45618 on Form S-8 of Great Plains Energy Incorporated of our report dated February 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets), appearing in this Annual Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2002.


/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 27, 2003